Exhibit 10.15
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made as of the 13th day of January, 2025 (the “Effective Date”), between Bentley Systems, Incorporated, a Delaware corporation (the “Company”), and James Lee (the “Executive”).
BACKGROUND
WHEREAS, the Company would like to engage the services of Executive on a full-time basis, and Executive would like to be so engaged;
WHEREAS, the Company and Executive have agreed on terms for such services and compensation therefor;
    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Employment.
(a)Term. The Company hereby employs Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing on the Effective Date and continuing until terminated in accordance with the provisions of Section 3 (the “Term”).
(b)Position and Duties. During the Term, Executive shall serve as Chief Operating Officer and will report directly to the Company’s Chief Executive Officer. Executive shall devote Executive’s best efforts to Executive’s performance of Executive’s duties hereunder and shall not engage in any other business or employment that would prevent Executive from fully and satisfactorily performing the services required by the Company or that would result in a conflict of interest. Executive shall perform Executive’s duties, responsibilities and functions for the Company to the best of Executive’s abilities in a diligent, trustworthy, businesslike, and efficient manner. Executive’s duties will be determined by the Company and may include activities for the benefit of the Company’s subsidiaries or affiliates. Executive shall perform his duties applying Executive’s fiduciary duty to the Company in accordance with laws, the provisions of this Agreement, the Company’s organizational documents, and general directives and specific instructions given to Executive by the Company from time to time. Executive will also abide by all Company policies and procedures as may be in effect from time to time, including, without limitation, those set forth in the applicable employee handbook and Code of Conduct. The principal place of Executive’s employment shall be within fifty (50) miles of Seattle-Tacoma International Airport; provided, Executive may be required to travel on Company business. Executive agrees that (i) Executive’s title, position, salary, responsibilities, education, professional certifications, and background, as they relate to Executive’s employment by the Company under this Agreement, classify Executive as an “Exempt” employee and “Regular Full-Time” for purposes of all state and federal laws that relate to overtime pay and other employment law and policy matters; (ii) Executive shall receive only the compensation and benefits described herein; and (iii) Executive shall not be eligible for or receive any extra overtime or other special payment or compensation under this Agreement, including, without limitation, for hours of work performed outside of regular business hours, on holidays or otherwise.
2.Compensation and Related Matters.
(a)Base Salary. During the Term, Executive’s base salary shall be at the annualized rate of $400,000, prorated for 2025 based upon Executive’s start date. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.
(b)Cash Incentive Compensation. During the Term, Executive will be eligible to receive discretionary cash incentive compensation, the initial annual target amount of which shall be $400,000 which will be prorated for 2025 based upon Executive’s start date (the “Incentive Compensation”). This Incentive Compensation shall be paid to Executive in the Company’s sole discretion, based on a combination of Executive’s individual performance and business unit goals, as evaluated by management (other than Executive). To the extent earned (as determined in the discretion of the Company), Executive’s Incentive Compensation shall be paid to Executive on quarterly basis (but in no event later than March 15th of the calendar year following the calendar year to which the Incentive Compensation relates), subject to Executive’s continued employment through the applicable payment date.
(c)Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company. Such expense reimbursement will include travel expenses and amenities related to Executive’s travel to and from the Company’s offices from any location at which Executive provides services and bases his operations, other than in respect of commutes to and from a Company office located within 40 miles of Executive’s residence. The Company shall be entitled to impute income to Executive in connection with any reimbursements or other benefits provided under this Section 2(c) and withhold from any and all amounts payable under this Section 2(c) as may be required to be withheld pursuant to any applicable law or regulation.
(d)Equity-Based Compensation. Executive shall be entitled to the following equity-based compensation, all of which shall be subject to the terms of the Company’s 2020 Omnibus Incentive Plan (or any successor plan then in effect) (the “Plan”) and one or more award agreements to be entered into between the Company and Executive. All such equity-based compensation) (and any future equity-based compensation that may be awarded to Executive) will be subject to the Company’s “change in control” vesting policy as in effect from time to time and described in the Company’s filings with the Securities and Exchange Commission (the “Change in Control Policy”).
(i)a one-time grant of time-based restricted stock units with respect to the Company’s Class B Common Stock (the “Initial Time-Based RSUs”) having an aggregate value of $7,500,000 (as determined based on the closing price of the Company’s Class B Common Stock on the Effective Date). The Initial Time-Based RSUs will vest as follows, subject to Executive’s continued employment with the Company on each such vesting date: 14% four months after start date in 2025; 14% December 15, 2025; and 18% each subsequent December 15 through 2029
and
(ii)grants to be made in 2025 consisting of: (x) time-based restricted stock units with respect to the Company’s Class B Common Stock (the “Executive Plan Time-Based RSUs”) having an aggregate value of $488,889, which shall vest in four substantially equal annual installments from the grant date, subject to Executive’s continued employment with the Company on each such vesting date; and (y) performance-based restricted stock units with respect to the Company’s Class B Common Stock (the “Executive Plan Performance-Based RSUs”) having an aggregate value of $488,889, which shall vest in accordance with the performance criteria communicated to the Executive, with such vesting to be determined by the Company’s Board of Directors or a committee thereof (the “Board”) in early 2026, subject to Executive’s continued employment with the Company on each such vesting determination date.
(e)Other Benefits. During the Term, Executive shall be eligible to participate in or receive benefits and perquisites that are made available to other similarly-situated U.S. employees of the Company under the Company’s employee benefit and perquisites plans in effect from time to time, subject to the terms of such plans, including the Company’s 401(k) plan. In addition to the equity compensation set forth above, Executive will be eligible to receive on an annual basis future equity award under the Plan and to participate in any future long-term incentive programs made generally available to the Company’s senior executives as determined by the Board. It is also expected that you will become: (i) a participant in the Company’s Career Stock Program at a participation percentage equal to one-half of the participation percentage applicable to the Company’s Chief Executive Officer as disclosed in the Company’s filings with the Securities and Exchange Commission; and (ii) a “Covered Executive” under the Bentley Systems, Incorporated Severance Policy for Key Executives as in effect from time to time (the “Severance Policy”) (it being understood and agreed that for purposes of the Severance Policy, as of the Effective Date, Executive will be credited with one (1) year of employment with, and compensation paid by, the Company), in each case, subject to formal approval by the Company’s Board or a committee thereof.
(f)Vacation; Holidays. Executive will earn and accrue vacation days in the same manner and amounts as is consistent with the policies and procedures currently in effect and established by the Company. Executive will accrue vacation at the ten-year accrual rate and earn twenty (20) days of vacation each year from first year of employment. Executive shall also be entitled to all paid holidays and sick leave given by the Company to its U.S. employees.
3.Termination. During the Term, Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death. Executive’s employment hereunder shall terminate upon his death.
(b)Disability. The Company may terminate Executive’s employment if he is disabled and unable to perform the essential functions of Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period (a “Disability”). If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with or without reasonable accommodation, Executive may submit to the Company a certification in reasonable detail by Executive’s attending physician, or, if at the request of the Company, shall submit to the Company a certification in reasonable detail by two physicians, one physician being Executive’s attending physician and the other being a physician selected by the Company to whom Executive or Executive’s guardian has no reasonable objection, as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on Executive. Nothing in this Section 3(b) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., and the Health Insurance Portability and Accountability Act of 1996, as amended.
(c)Termination by Company for Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall have the meaning ascribed to it in the Severance Policy.
(d)Termination Without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause. Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or Disability of Executive under Sections 3(a) or 3(b) shall be deemed a termination without Cause.
(e)Termination by Executive. Executive may terminate his employment hereunder at any time for any reason, including, but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to it in the Severance Policy and shall mean that Executive has complied with the “Good Reason Process” set forth in the Severance Policy.
(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination. “Date of Termination” shall mean: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given or such other date as specified by the Company in the Notice of Termination; (iv) if Executive’s employment is terminated by Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if Executive’s employment is terminated by Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period (as defined in the Severance Policy). Notwithstanding the foregoing, in the event that Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement so long as the Company provides Executive with continued payment of Base Salary through the Date of Termination that was specified in such Notice of Termination.
4.Compensation Upon Termination. Upon termination of Executive’s employment during the Term by the Company without Cause or by the Executive with Good Reason, Executive shall be entitled to the compensation and benefits set forth in the Severance Policy. In addition and without limiting the foregoing, if Executive undergoes a “Qualifying Termination” as defined in the Change in Control Policy, Executive shall be entitled to the compensation and benefits set forth in the Change in Control Policy.
(a)Section 280G. Notwithstanding anything in this Agreement to the contrary, if the payments and benefits to be afforded to Executive under Section 4 hereof (including the Severance Policy and/or Change in Control Policy) (the “Severance Benefits”) either alone or together with other payments and benefits which Executive has the right to receive from the Company (or any affiliate) would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this Section 4(d), would be subject to the excise tax imposed by Section 4999 of the (the “Excise Tax”), then the Severance Benefits shall be reduced by the minimum amount necessary to result in no portion of the Severance Benefits being subject to the Excise Tax.
Notwithstanding anything to the contrary contained herein, if Executive commits a material breach of Section 7 of this Agreement or commits any breach of any of the provisions contained in the Standard Agreement (defined below) or any release agreement required pursuant to the Severance Policy, all payments set forth in this Section 4 shall immediately cease as of the date of such breach.
5.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment (including the settlement of any accelerated equity awards) shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
6.Employee Confidentiality and Assignment Agreement. During the Term, Executive will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and future business plans and operations.

Therefore, as a condition of Executive’s employment, Executive will be required to sign the Company’s standard form of employment agreement (the “Standard Agreement”) attached hereto as Exhibit A and return it to the Company no later than the Commencement Date. In the event of a conflict between this Agreement and the Standard Agreement, the terms of this Agreement shall control.
7.Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall provide reasonable cooperation with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company, provided, however, that such cooperation shall not apply to threatened or actual litigation between the Company and Executive. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate reasonably with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7.
8.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Philadelphia, Pennsylvania in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8. The Company shall pay all AAA arbitration fees in excess of the administrative fees that Executive would be required to pay if the dispute were maintained in a court of law (including but not limited to any filing fees, case management fees, arbitrator fees, and forum fees).
9.Miscellaneous.

(a)Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts nearest to Philadelphia, Pennsylvania. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
(b)Integration. This Agreement, together with the Standard Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter other than the Transaction Agreement. Exhibit B attached hereto includes links to the publicly-filed policies and other plans referred to in this Agreement, in all cases as of the Effective Date.
(c)Withholding. All payments made by the Company to Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
(d)Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees and shall be enforceable against the Company’s successor and assigns. In the event of Executive’s death after his termination of employment but prior to the completion by the Company of all payments due to him under this Agreement, the Company shall continue such payments to Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if Executive fails to make such designation).
(e)Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(f)Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Executive’s employment to the extent necessary to effectuate the terms contained herein.
(g)Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(h)Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
(i)Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.
(j)Governing Law. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles of such State.
(k)Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
[signature page follows]

    IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BENTLEY SYSTEMS, INCORPORATED

By:	/s/ Suzanne Little
Its:	Chief Colleague Success Officer

EXECUTIVE

Signature:	/s/ James Lee
Name:	James Lee
Date:	12/24/2024
Signature Page to Employment Agreement

EXHIBIT A TO EMPLOYMENT AGREEMENT

[attached]

Bentley Systems, Incorporated Employment Agreement

NAME: James Lee
PLEASE READ THIS EMPLOYMENT AGREEMENT (“AGREEMENT”) CAREFULLY. THIS AGREEMENT DESCRIBES THE BASIC LEGAL AND ETHICAL RESPONSIBILITIES THAT YOU ARE REQUIRED TO OBSERVE AS AN EMPLOYEE OF BENTLEY SYSTEMS, INCORPORATED (“Bentley”) WHO IS EXPOSED TO HIGHLY SENSITIVE TECHNOLOGY AND STRATEGIC INFORMATION IN PERFORMING RESEARCH AND DEVELOPMENT. THIS AGREEMENT IS INTENDED TO PROTECT BOTH YOU AND BENTLEY, STRIKING A FAIR BALANCE BETWEEN BENTLEY’S INTERESTS AND YOUR NEEDS AND EXPECTATIONS.
THIS AGREEMENT, effective as of the date shown below, is by and between Bentley and you, as an employee. All references herein to “Bentley Company” include Bentley Systems, Incorporated and all of its direct and indirect subsidiaries and affiliates. As a condition of your employment with Bentley and in consideration for your employment with Bentley and other good and valuable consideration, including your receipt of Confidential Information (defined below), you and Bentley, intending to be legally bound, hereby agree as follows:

SECTION 1 – SCOPE OF DUTIES
1.1Employment by Bentley as Sole Occupation. You agree to devote your best efforts to the interests of Bentley. Except as permitted by applicable law, you may not engage in any business activities or render any services of business, commercial, or professional nature, whether or not for compensation, for the benefit of anyone other than Bentley which is competitive to Bentley’s business or which interferes with your obligations to Bentley, unless Bentley has given its consent in writing in advance. Nothing in this Agreement prevents you from being employed with or providing your personal services to another business for personal gain so long as the additional work does not interfere with or create a conflict of interest with your obligations to Bentley.
1.2Noninterference With Third-Party Rights. Bentley is employing you with the understanding that: (1) you are free to enter into employment with Bentley; and (2) only Bentley is entitled to the benefit of your work. Bentley has no interest in using any other person’s patents, copyrights, trademarks, trade secrets, confidential information or other intellectual property rights in an unlawful manner. You should not misapply proprietary information that Bentley has no right to use. You should not utilize or disclose any confidential or proprietary information of a prior employer or third-party, absent express permission to do so. You represent that you do not currently have access to, and will not attempt to gain access to, any third party’s source code or other proprietary information, unless legally authorized. If such proprietary information should become known to you by chance, or if you can recall specific proprietary information from memory, you agree not to use or disclose that information during your employment at Bentley. Finally, you also agree to develop all Work Product (as defined in Section 2.2d.) in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

SECTION 2 – OWNERSHIP OF EMPLOYEE
DEVELOPMENTS
2.1 Existing Proprietary Rights. To preclude any possible uncertainty with respect to ownership of any developments or intellectual property, you have set forth the following: patents, patent applications, copyrights, trade secrets, and trademarks are the only intangible interests and properties that you own, or have any claim in, prior to your employment with Bentley (collectively, “Prior Work Product”):
If you do not claim an interest to Prior Work Product, then simply write “NONE” above or leave the space blank. If necessary, please attach an additional page. If disclosure of any such Prior Work Product would cause you to violate any prior confidentiality agreement, you understand that you are not to list such Prior Work Product, but are only to disclose a cursory name for each such Prior Work Product and the fact that full disclosure as to such Prior Work Product has not been made for that reason. If nothing is written here or attached to this Agreement, then you represent there is no Prior Work Product.

If, in the course of your employment with Bentley, you incorporate a Prior Work Product into a Bentley product, process or machine or other Bentley Work Product, you hereby grant to Bentley a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Work Product. Notwithstanding the foregoing, you will not incorporate, or permit to be incorporated, Prior Work Product in any Bentley Work Product without Bentley’s prior written consent.
2.2 Ownership of Work Product.
a.Bentley shall own all Bentley Work Product (as defined in Section 2.2d.). All Bentley Work Product shall be considered work made for hire by you and owned by Bentley.
b.If any of the Bentley Work Product may not, by operation of law, be considered work made for hire by you for Bentley, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in Bentley, subject to the state-specific modifications applicable to you in Exhibit A, if any, you agree to assign and hereby do assign, without further consideration, the ownership of all trade secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, however characterized, therein to Bentley, its successors, and assigns, or its designee. Bentley, its successors, and assigns, or its designee, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the Bentley Work Product.
c.You agree to perform, upon the reasonable request of Bentley, during or after your employment, such further acts as may be necessary or desirable to transfer, perfect, and defend Bentley’s ownership of the Bentley Work Product. When requested, you will:
1.Execute, acknowledge, and deliver any requested affidavits and documents of assignment and conveyance;
2. Obtain and aid in the enforcement of copyrights and, if applicable, patents with respect to the Bentley Work Product in any countries;
3. Provide testimony in connection with any proceeding affecting the right, title, or interest of Bentley or its designee in any Bentley Work Product; and
4. Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.
Bentley shall reimburse all reasonable out-of-pocket expenses incurred by you at Bentley’s request in connection with the foregoing, including (unless you are otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of your employment.
If Bentley is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in this Section, you hereby irrevocably designate and appoint Bentley and their duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest to act for and on my behalf to execute, verify, and file any such documents, and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by you.
d.For purposes hereof, “Bentley Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology, invention, or other work product that you conceive, develop, create, or deliver to Bentley at any time during the term of your employment, alone or jointly with others, and (1) for which you used Bentley’s property, equipment, or Confidential Information or (2) which you created during work time or on Bentley’s premises. Bentley Work Product shall also include all intellectual property rights in any programming, documentation, technology, invention, or other work product that is now contained in any of the products or systems, including development and support systems, of Bentley to the extent you conceived, developed, or delivered such Bentley Work Product to Bentley prior to the date of this Agreement. Work Product will further include any and all rights in any pre-existing programming, documentation, technology, invention, or other work product provided to Bentley during the course of your employment unless you have specifically disclosed such pre-existing works to Bentley under Section 2.1 above, and regardless of whether or not it arises specifically out of your work for Bentley. You hereby irrevocably relinquish for the benefit of Bentley and its assigns any "Moral Rights” in Bentley Work Product recognized by applicable law, even after the Termination Date (defined below). “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
Section 3–CONFIDENTIALITY
3.1 Consequences of Entrustment With Sensitive Information. You should recognize that your position with Bentley requires considerable responsibility and trust. Relying on your ethical responsibility and undivided loyalty, Bentley expects to entrust you with highly sensitive, confidential, restricted, and proprietary information involving trade secrets. You are legally and ethically responsible for protecting and preserving Bentley Company’s proprietary rights for use only for Bentley Company’s benefit, and these responsibilities may impose unavoidable limitations on your ability to pursue some kinds of business opportunities that might interest you during or after your employment.
3.2 Confidential Information Defined. The term “Confidential Information” as used herein shall mean an item of information, or a compilation of information, in any form, related to Bentley Company’s business or the business or personal affairs of Bentley Company’s clients, that has not been made public or of which it has not authorized public disclosure and that is not already generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential Information will not lose its protected status under this Agreement if it becomes known to others through improper means such as the unauthorized use or disclosure of the information by Employee or another person. Confidential Information includes, but is not limited to, confidential and/or proprietary information concerning Bentley Company, including without limitation, (i) Bentley Company’s technical data, trade secrets or know how, (ii) information regarding Bentley Company’s business operations and non-public financial affairs, systems and procedures, (iii) research relating to past, present, and potential suppliers, customers, clients, and strategic opportunities of Bentley Company, (iv) contractual terms with, and lists of, Bentley Company’s clients, customers, vendors, suppliers, and contractors, (v) Bentley Company’s marketing and business strategies and techniques, (vi) information relating to Bentley Company’s recommendations to suppliers, clients, customers, or potential clients, suppliers, and customers, (vii) compensation and performance information about any of Bentley Company’s employees, other than Employee, (viii) applications, operating systems, tools, and communication and other computer software developed or used by Bentley Company, (ix) Bentley Company’s source and object codes, flowcharts, algorithms, coding sheets, compilers, assemblers, design concepts, routines and subroutines, and documents and manuals for the software described in subsection (viii), (x) Bentley Company’s production processes, purchasing information, price lists, pricing policies, and quoting procedures, (xi) Bentley Company’s discoveries, concepts and ideas, whether or not patentable or protectable by copyright, including without limitation the nature and results of research and development activities, technical information on product or program performance and reliability, processes, formulas, techniques, “know-how”, designs, drawings and specifications; and (xii) any other Bentley Company information Employee has reason to know that Bentley treats as confidential for any purpose. Private disclosure of otherwise Confidential Information to parties Bentley Company is doing business with shall not cause the information to lose its protected status under this Agreement.
3.3 Confidential Information of Third Parties. Bentley Company is bound by written agreements and other obligations with customers, suppliers, licensors and other third parties restricting Bentley Company’s use and disclosure of the third party’s confidential and proprietary information (collectively, “Third-Party Information”). If an employee receives Third-Party Information, they must inquire as to what restrictions apply to the use and further disclosure of that information. If a third party presents Bentley Company with an unsolicited submission of an invention, technology, or other suggestions or ideas proposed for use in Bentley Company’s business, you should not review the submission, and should immediately forward it to Bentley’s Legal Department for handling in accordance with Bentley’s procedures.
3.4 Restrictions on Use and Disclosure of Confidential Information. You agree not to use or disclose Confidential Information or Third-Party Information during your employment and for so long afterwards as the pertinent information or data remain confidential, regardless of whether the Confidential Information is in written or tangible form, except as required to perform any duties for Bentley. However, if time limitation is required on the post-employment restrictions applicable to Confidential Information that does not qualify as a trade secret or Third-Party Information, then such restrictions shall be limited to a period of two (2) years following the last day on which you actively provide services to Bentley, regardless of the reason for your separation including all voluntary and involuntary reasons (the “Termination Date”). Trade secret information will remain protected for as long as it qualifies as a trade secret under applicable law. Third-Party Information will remain protected for as long as allowed under the laws and/or separate agreements that make them confidential. Nothing in the foregoing shall be construed to permit you to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after the Termination Date. You understand that you should have no records of this kind in your possession or control with which to refresh your memory after the Termination Date.
You understand that if you are not a people manager or member of Bentley’s management, this Agreement does not prohibit you from using information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by Bentley Company for any purposes of protected concerted activity under the National Labor Relations Act (NLRA) (as described more below) unless the information is entrusted to you in confidence by Bentley as part of your job duties.

3.5Screening of Public Releases of Information. In addition, and without any intention of limiting your other obligations under this Agreement in any way, you should not, during your employment, reveal any nonpublic information concerning the technology pertaining to the proprietary products and manufacturing processes of Bentley Company (particularly technology under current development or improvement), unless you have obtained approval from your department head in advance. In that connection, you should submit to your department head for review any proposed scientific and technical articles and the text of any public speeches relating to work done for Bentley before they are released or delivered.
3.6Disclosure Obligations. All employees who have contractual restrictions or other obligations to a former employer with respect to the former employer’s confidential or proprietary information have an obligation to fully disclose those restrictions to Bentley prior to beginning work and to fully abide by them.
3.7Continuance of Employment. Your compliance with this Agreement, and shall remain, a condition of your employment. Your employment is terminable at will by either you or Bentley at any time. Bentley reserves the absolute right to make any changes in assignment, personnel, or employee benefits at any time as permitted by applicable law.
3.8Termination of Employment. Should your employment with Bentley end for any reason, you may be required to attend an exit interview with a member of Bentley’s Human Resources Department. At the time of this exit interview you may be asked to re-confirm your understanding of your continuing obligations as set forth in this Agreement, as well as sign a form indicating that you have returned all Bentley Company property in your possession. If requested by Bentley, compliance with this process is a pre-condition to obtaining any severance pay or unpaid wages, if any, to the extent permitted by applicable law. Furthermore, you agree that Bentley may contact any of your future employers or entities to whom you intend to provide services to inform them of your continuing obligations under this Agreement.
3.9Protected Conduct. You understand that nothing in this Agreement limits or prohibits you from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission

(collectively, “Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, Bentley or from disclosing or discussing sexual harassment or sexual assault. You also understand that nothing in this Agreement limits or prohibits you from providing truthful testimony in a proceeding when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or initiating communications with, reporting to, responding to an inquiry from, or providing testimony before any Government Agencies.
If you are not a supervisor or member of Bentley’s management, nothing in this Agreement prohibits you from engaging in conduct that is protected concerted conduct under Section 7 of the NLRA (such as the right of employees to self-organization, to form, join, or assist labor organizations, to strike, picket, or otherwise engage in other concerted activities for their mutual aid or protection), which includes using information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by Bentley Company for any purpose protected under the NLRA, unless the information is entrusted to you in confidence by Bentley as part of your job duties (such as, without limitation, benefits or payroll administration duties).
You are hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA), (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
Section 4–RETURN OF MATERIALS
On the Termination Date, or at Bentley’s earlier request, you must return to Bentley and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of Bentley Company or your specific duties for Bentley, including all copies of such materials, that you obtained as a result of your employment at Bentley, other than your own compensation and benefits records, which you may maintain. You must also return to Bentley and leave at its disposal all materials involving any Confidential Information and Third-Party Information. This Section 4 is intended to apply to all materials made or compiled by you, as well as to all materials furnished to you by anyone else in connection with your employment by Bentley.
Section 5–CLEARANCE PROCEDURE FOR PROPRIETARY RIGHTS NOT CLAIMED BY BENTLEY
If you ever wish to create or develop, on your own time and with our own resources, anything that may be considered Bentley Work Product (but to which you believe you should be entitled to the personal benefit of, you are required to follow the clearance procedure set forth below in order to ensure that Bentley has no claim to the proprietary rights that may arise.
Before you begin any development work on your own time, you must give Bentley advance notice of your plans and supply a description of the development under consideration. Unless otherwise agreed in a writing signed by Bentley prior to receipt, Bentley shall have no obligation of confidence with respect to such description. Bentley will determine, in good faith, within thirty (30) days after you have fully disclosed your plans to Bentley, whether the development is claimed by Bentley. If Bentley determines that it does not claim such development, you will be notified in writing and may retain ownership of the development to the extent of what has been disclosed to Bentley. You should submit for further clearance any significant improvement, modification, or adaptation so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of Bentley.

Clearance under this procedure does not relieve you of the need to obtain the written consent of Bentley before engaging in business activities or rendering business, commercial, or professional services for the benefit of anyone other than Bentley, as required by Section 1.1 of this Agreement.
Section 6–IMPLEMENTATION
6.1Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between you and Bentley. If any provision, subsection, or section of this Agreement is found by any court to be void or unenforceable in whole or in part, this determination shall not affect the validity of the remainder of the Agreement, including any other provision, subsection, or section. Any claim that you may have against Bentley shall not constitute a defense to enforcement by Bentley of this Agreement.
6.2Survival of Obligations. The covenants, representation and warranties made by you in this Agreement, other than the at-will employment provisions, including any documents incorporated therein by reference, shall survive termination of your employment with Bentley, regardless of who causes the termination and under what circumstances. This Agreement shall be unaffected by any change in position, duties, compensation, or other terms and conditions of your employment.
6.3Specific Performance and Consent to Injunctive Relief. You acknowledge that Bentley may experience irreparable harm as a result of any threatened or actual breach of this Agreement by you and may be entitled to seek injunctive relief in addition to any relief to which it may be entitled under any other law. The faithful observance of all covenants in this Agreement is an essential condition to your employment, and Bentley is depending upon absolute compliance.
This Agreement is intended to protect the proprietary rights of Bentley in many important ways.
6.4Notices. All notices required under this Agreement shall be made in writing and shall be deemed given when: (1) delivered in person; (2) deposited in the U.S. mail, first class, with proper postage prepaid and properly addressed; or (3) sent through Bentley’s interoffice delivery service or Bentley’s electronic mail system, if you are still employed by Bentley at the time.
6.5Related Parties. This Agreement shall inure to the benefit of, and be binding upon, Bentley and Bentley Company and its and their subsidiaries and affiliates, together with its successors and assigns, and you, together with your executor, administrator, personal representative, heirs, and legatees. Bentley may assign this Agreement at its sole discretion without your prior approval. You may not assign this Agreement or any provision herein.
6.6Merger. This Agreement merges and supersedes all prior and contemporaneous agreements, undertakings, covenants, or conditions, whether oral or written, express or implied, to the extent that they contradict or conflict with the terms and conditions hereof. This Agreement is not intended to modify or impair the effectiveness of the general rules and policies which Bentley may announce from time to time. This Agreement may not be changed or modified, except by a writing signed by you and Bentley (or as otherwise permitted herein).
6.7Choice of Law. This Agreement shall be governed by and enforced under the laws of the last state in which you primarily resided when you last worked for Bentley, and whose courts, state and federal, shall have exclusive jurisdiction to hear all disputes surrounding this Agreement.
6.8Code of Conduct. By signing this Agreement, you hereby acknowledge that you have been provided access to the Bentley Code of Conduct and agree to be bound by the terms and conditions of the Bentley Code of Conduct as updated from time to time in the sole discretion of Bentley. You are also required to acknowledge your acceptance of the Code of Conduct on the dedicated web page.
6.9Electronic Signatures. The parties agree that your electronic signature included in this Agreement is intended to authenticate this writing and to have the same force and effect as an original signature by hand in ink. You may decline the use of an electronic signature and instead elect to sign a paper copy of this Agreement by hand in ink. Bentley assents to and accepts this Agreement upon you providing your signature either electronically or by hand.

IN WITNESS WHEREOF, you, as an employee of Bentley, have entered and executed this Agreement, and Bentley has accepted your undertaking. You are directed to Exhibit A, which is incorporated herein by reference, for state-specific modifications that may relate to you.

Signature:	/s/ James Lee
Employee Name:	James Lee	Address:	[omitted]
Date:	12/24/2024

EXHIBIT A
State-Specific Modifications
The following shall apply to modify provisions of this Agreement, where applicable, based upon the controlling law pursuant to Section 6.7 or as expressly described below:
California
If California law applies to this Agreement, then the following applies to you: (a) nothing in the Agreement shall be construed to prohibit you from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; and (b) the invention assignment obligations in this Agreement shall be limited so as to comply with Cal. Lab. Code, § 2870, which provides that: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.” This notice shall satisfy Cal. Lab. Code §§ 2870-2872.
Colorado
If Colorado law applies to this Agreement, then the following applies to you: (a) nothing in this Agreement prohibits you from disclosing information about workplace health and safety practices or hazards or requires you to abide by a workplace policy that would limit or prevent such disclosures; (b) further, nothing in this Agreement prohibits an employee or prospective employee from disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice; and (c) the Confidential Information restrictions in this Agreement do not prohibit disclosure of information that arises from the worker’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct.
Delaware

If Delaware law applies to this Agreement, then the following applies to you: The invention assignment obligations in the Agreement “shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (1) relate to the employer’s business or actual or demonstrably anticipated research or development; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.” 64 Del. Laws, c. 257, § 1; 70 Del. Laws, c. 186, § 1.
District of Columbia
If you spend 50% or more of your work time for Bentley in the District of Columbia or if you are based in the District of Columbia and you spend a substantial amount of your work time for Bentley in the District of Columbia (and not more than 50% of your work time for Bentley in another jurisdiction), then the following applies to you: Nothing in this Agreement or any Bentley policy restricts you from having additional employment or contract work in addition to your work with Bentley so long as the employment or work does not violate your duty of loyalty or create a conflict of interest. You shall notify Bentley’s Human Resources Department prior to accepting any such additional employment or contract work so Bentley may determine whether such employment or work violates or would likely violate this paragraph.

Georgia
If Georgia law applies to this Agreement, then the following applies to you: The definition of “Confidential Information” shall not mean data or information (a) which has been voluntarily disclosed to the public by Bentley, except where such public disclosure has been made by you without authorization from Bentley, (b) which has been independently developed and disclosed by others, or (c) which has otherwise entered the public domain through lawful means.

Illinois

If Illinois law applies to this Agreement, then the following applies to you: The invention assignment obligations in this Agreement shall be modified so as to comply with Illinois Statutes Chapter 765, Property § 1060/2 (the “Illinois Inventions Act”), and will not require the assignment of your rights in an invention for which no equipment, supplies, facilities, or trade secret information of Bentley was used and which was developed entirely on your own time, unless (a) the invention relates (i) to the business of Bentley, or (ii) to Bentley’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for Bentley. This notice satisfies 765 ILCS 1060/1-3 of the Illinois Inventions Act.

Kansas

If Kansas law applies to this Agreement, then the following applies to you: The invention assignment obligations in this Agreement will not require the assignment of your rights in an invention for which no equipment, supplies, facility or trade secret information of Bentley was used and which was developed entirely on your own time, unless: (1) the invention relates directly to the business of Bentley or to Bentley’s actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by you for Bentley. This notice satisfies §(2)(c) of Kansas Statutes Chapter 44, Labor and Industries § 44-130 (the “Kansas Inventions Act”).

Minnesota

If Minnesota law applies to this Agreement, then the following applies to you: The invention assignment obligations in this Agreement will not require the assignment of your rights in an invention for which no equipment, supplies, facility or trade secret information of Bentley was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of Bentley or (b) to Bentley’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for Bentley. This notice satisfies Subd. 3 of Minn. Stat. 13A §181.78 (the “Minnesota Inventions Act”).

Montana

If Montana law applies to this Agreement, then the following applies to you: The provisions of this Agreement regarding at-will employment shall not apply to the extent they conflict with Montana law.

New Jersey

If New Jersey law applies to this Agreement, then the following applies to you: The invention assignment obligations in the Agreement shall be modified so as to comply with New Jersey Statutes Title 34. Labor and Workmen’s Compensation 34 § 1B-265 (NJ Rev Stat § 34:1B-265 (2017)) and will not require the assignment of your rights in an invention for which no equipment, supplies, facility or trade secret information of Bentley was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of Bentley or (b) to Bentley’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for Bentley.

New York

If New York law applies to this Agreement, then the following applies to you: The invention assignment obligations in this Agreement shall be revised to comply with New York Labor Law Section 203-f and shall exclude any invention that you develop entirely on your own time without using Bentley’s equipment, facilities or trade secrets, except for those inventions that relate at the time of conception or reduction to practice of the invention to Bentley’s business or result from any work performed by you for Bentley.

North Carolina

If North Carolina law applies to this Agreement, then the following applies to you: The invention assignment obligations in the Agreement “shall not apply to an invention that the employee developed entirely on [their] own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.” (1981, c. 488, s. 1.)

Utah

If Utah law applies to this Agreement, then the following applies to you: The invention assignment obligations in this Agreement shall not require an assignment that would be contrary to Utah Code §34-39-3 which provides that:
(1)    An employment agreement between an employee and their employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is: (a) created by the employee entirely on their own time; and (b) not an employment invention.
(2)    An agreement between an employee and their employer may require the employee to assign or license, or to offer to assign or license, to their employer any or all of their rights and intellectual property in or to an employment invention.
(3)    Subsection (1) does not apply to: (a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or (b) an agreement between an employee and their employer which is not an employment agreement.
(4)    Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.
(5)    Employment of the employee or the continuation of their employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.
(6)    An employer may require their employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.
(7)    An employer may not require their employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.
(8)    Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

Washington

If Washington law applies to this Agreement, then the following applies to you: (a) nothing in this Agreement prohibits you from disclosing or discussing conduct you reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the existence of a settlement involving any such event or conduct; and (b) the invention assignment obligations in this Agreement shall be modified so as to comply with Wash. Rev. Code, Title 49 RCW: Labor Regs, Chptr 49.44.140 (the “Washington Inventions Act”) and will not require the assignment of your rights in an invention for which no equipment, supplies, facility, or trade secret information of Bentley were used and which was developed entirely on your own time, unless (a) the invention relates (i) directly to the business of Bentley, or (ii) to Bentley’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for Bentley. This notice satisfies § (3) of the Washington Inventions Act.

Exhibit B

Bentley Systems, Incorporated 2020 Omnibus Incentive Plan (as amended):

https://www.sec.gov/Archives/edgar/data/1031308/000110465920108913/tm2031809d1_ex10-1.htm
https://www.sec.gov/Archives/edgar/data/1031308/000162828022004474/exhibit1010-amendmentno120.htm

Change in Control Policy:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001031308/000162828023005568/bsy-20221231.htm (within Item 9B)

Career Stock Program:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001031308/000110465924076289/tm2418463d1_8ka.htm (within Item 5.02)

Bentley Systems, Incorporated Severance Policy for Key Executives:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001031308/000110465924076289/tm2418463d1_8ka.htm (Included as Exhibit 10.1)